SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 6, 2006
CANYON RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-11887	84-0800747

State or other	(Commission File No.)	(IRS Employer
jurisdiction		Identification No.)
of incorporation)

14142 Denver West Parkway, Suite 250 Golden, Colorado	80401

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 278-8464
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
     This amendment to the Canyon Resources Corporation’s (the “Company”) Current Report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2006 (the “Original 8-K”) is being filed to include further information regarding the Company’s non-employee director compensation plan and compensation of the Company’s Chairman of the Board’s salary.
Item 1.01 Entry into a Material Definitive Agreement.
     On June 6, 2006, pursuant to the Company’s non-employee director compensation plan, effective immediately following each annual meeting of the Company’s stockholders, each continuing non-employee director will receive a grant of 75,000 non-qualified stock options which will remain exerciseable for a period of five years following the date of grant. The non-qualified stock options will be granted in addition to the compensation granted to non-employee directors that was previously disclosed in the Original 8-K. The Company’s non-employee directors received their first grant of 75,000 shares of non-qualified stock options under the compensation plan on June 6, 2006. The stock options have an exercise price of $1.05 and are exerciseable for a period of five years following the date of grant. The options were awarded on the Form of Non-Qualified Stock Option Agreement attached to the Original 8-K as Exhibit 10.4.
     In the Original 8-K, the Company disclosed that the Company’s Compensation Committee agreed to pay the salary of the Company’s Chairman of the Board, Richard H. De Voto, in both cash and restricted stock. In addition, as part of Mr. De Voto’s compensation, Mr. De Voto will be granted incentive stock options annually. On June 6, 2006, Mr. De Voto was granted 75,000 incentive stock options with an exercise price of $1.05. The stock options are exerciseable for a period of five years following the date of grant. The options were awarded on the Form of Incentive Stock Option Agreement attached to the Original 8-K as Exhibit 10.3. Except as set forth above and in the Original 8-K, there were no other changes to Mr. De Voto’s compensation and the terms of his employment were not materially altered.

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON RESOURCES CORPORATION
Date: June 26, 2006	By:	/s/ David P. Suleski
David P. Suleski
Vice President and Chief Financial Officer